Founders' Subscription Agreement

     This Founders' Subscription Agreement (this "Subscription Agreement") is made as of February 3, 1998 among Gregory K. McGrath and Robert S. Geiger (individually, a "Founder" and collectively, the "Founders"), Baron Capital Trust, a Delaware business trust (the "Trust"), and Baron Capital Properties, L.P., a Delaware limited partnership (the "Partnership").

                                    Recitals:

     A. Prior to the effective date of this Subscription Agreement, the Founders organized the Trust and the Partnership (the "Organization") to own and manage multi-family residential properties in an UPREIT (umbrella partnership real estate investment trust) business and tax structure.

     B. The Founders intend to pursue Federal and State registration of an initial public offering (the "Cash Offering") by which the Trust will offer 2,500,000 common shares of beneficial interest (the "Common Shares") to the public at $10.00 per share in order to raise up to $25,000,000 in new capital, and simultaneously pursue a second similarly registered offering (the "Exchange Offering") by which the Partnership will offer to exchange up to 2,500,000 units of limited partnership interest (the "Units") with an initial assigned value of $10.00 per unit for limited partnership interests held by investors in limited partnerships owning real property or real property interests of a type attractive to the Trust. Outstanding Units will be freely exchangeable by their holders into Common Shares on a one-for-one basis.

     C. The Partnership will own and manage all of the real estate assets acquired by the Organization. The Trust will invest the net proceeds of the Cash Offering in the Partnership in exchange for a number of Units equal to the number of Common Shares sold in the Cash Offering, and will be the initial general partner of the Partnership. Day-to-day operations of the Trust will be managed by Baron Advisors, Inc. (the "Managing Shareholder"), which is wholly owned by Mr. McGrath.

     D. The Founders own Strategic Management, Inc. ("SMI"), a real estate management company which has entered into contracts to manage selected real estate properties; which has a highly experienced management staff; and which has been presented the opportunity to manage substantially all of the multi-family residential property controlled or available for control by the Founders, totaling more than 4,000 potential units. The national model for multi-family residential property management contracts provides for an annual management fee in an amount equal to 5% of gross revenues from the property and a fixed annual fee of approximately $500 per residential unit for bookkeeping or other financial services. Property management companies are typically valued at four times annualized gross revenues.

     Mr. McGrath is the sole shareholder of approximately 48 corporate general partners of limited partnerships that directly or beneficially own equity or debt interests in real property ("Affiliate Partnerships"). In substantially all cases, the corporate general partner owns 1% of



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the  total  partnership  interest  in a  particular  Affiliate  Partnership.  In addition, under the respective agreements of limited partnership, each of the corporate general partners of the Affiliate Partnerships is generally entitled to receive: (i) an annual administrative fee; (2) disposition and other fees resulting from a capital transaction; and (3) upon the limited partners receiving an aggregate return in an amount equal to their original investment and a preferred return, up to 100% of the distributable cash from ongoing operations and capital events (the "Residual Economic Benefits").

     NOW THEREFORE, in consideration of the mutual promises, conditions and covenants as hereinafter set forth, the parties hereto agreee as follows:

     1. The Founders hereby each subscribe for 601,080 Units of the Partnership. Under the Declaration of Trust of the Trust and the Agreement of Limited Partnership of the Partnership, all or a portion of such Units are exchangeable by a Founder into an equivalent number of Common Shares at any time and from time to time. For purposes of this Subscription Agreement, such Units, together with Common Shares into which any such Units may have been exchanged as of any given time, are referred to herein as "Founders' Units." If the Cash Offering and Exchange Offering are pursued and fully subscribed, the Founders' Units would represent 19% in the aggregate (or 9.5% for each of the Founders) of the total Common Shares outstanding after completion of the Cash Offering and exchange by the Partnership of 2,500,000 of its Units for units of limited partnership interest in real estate limited partnerships (including any exchange completed pursuant to the Exchange Offering), calculated on a fully diluted basis assuming all then outstanding Units (other than those to be acquired by the Trust) have been exchanged into an equivalent number of Common Shares. If, however, as of May 14, 1999 (the "Share Determination Date"), the Organization has completed the Cash Offering and/or the Exchange Offering, and the number of Founders' Units subscribed for hereunder represent a percentage greater than 19% of the then outstanding Common Shares in the aggregate, calculated on a fully diluted basis assuming all then outstanding Units (other than those to be acquired by the Trust) have been exchanged into an equivalent number of Common Shares, each Founder agrees to return to the Partnership one-half of any such excess Founders' Units and the same shall be canceled and deemed null and void. The procedure for cancellation and the method for determining if excess Founders' Units have been issued is set forth in the Security Escrow Agreement referenced below.

     2. Certificates evidencing the Founders' Units shall contain appropriate legends indicating that the Founders' Units: (i) are subject to the terms of a Security Escrow Agreement; (ii) are not registered when issued; (iii) are not permitted to be registered for at least 12 months following release from the escrow established thereunder; and (iv) are subject in part to cancellation under the terms and conditions of the Security Escrow Agreement.

     3. The Founder Units shall be issued after execution of a Security Escrow Agreement among the Founders, the Trust, the Partnership and an institutional escrow agent, and certificates representing the Founders' Units shall be delivered directly to the Escrow

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

Agent thereunder. All of the terms and conditions of the Security Escrow Agreement are incorporated in and made a part of this Subscription Agreement. A copy of the Security Escrow Agreement is attached hereto as Exhibit 1.

     4. Each of the Founders agrees to contribute up to $50,000 to the capital of the Partnership prior to the completion of the Cash Offering.

     5. The Founders agree to cause SMI to terminate without any fee or expense payable or reimbursable in SMI's favor, any property management contract concerning a property in which the Partnership acquires an interest and which the Partnership has the desire and capability to manage. The Founders agree to cause SMI to permit the Partnership to hire any employee of SMI which the
Partnership desires. The Founders agree to cause SMI to deliver to the Partnership financial books and records of account in SMI's possession pertaining to any property to which the Partnership provides management services, and to cause SMI to provide the Partnership at no expense with any training or know-how concerning technology or management software which may be useful to the Partnership. The Founders agree that SMI will not compete for nor interfere with any business prospects of the Partnership. The Founders further agree not to sell SMI as an ongoing business, nor sell any proprietary information, contracts or contract rights that may be used in any competitive respect against the Partnership.

     6. The Founders agree to afford the Partnership the first opportunity to purchase and manage any multi-family residential property which the Founders individually or collectively own or control. In circumstances where a property controlled by a Founder is self-managed, the Founders agree to use their best efforts to cause such property to use the resources of the Partnership to accomplish self-management and reimburse the Partnership for the use of such resources, on a fair and equitable basis; provided, however, that the Partnership in each such case shall be required to agree that the cost for use of the Partnership resources shall not on an annual basis exceed 5% of the gross revenues generated by the property plus an amount equal to $500 times the number of units located at the property.

     7. Subject to paragraph 8 below, the Founders agree that in each instance where the Partnership acquires at least a majority limited partnership interest in a real estate partnership in which the corporate general partner is owned by a Founder, that such Founder will do one or more of the following as directed by the Board of the Trust: (i) deliver an irrevocable voting proxy for all of his shares in such corporation to the Board of the Trust; (ii) elect the Board of the Trust as the board of directors of the corporation; or (iii) in respect of any material decision to be made by the corporate general partner seek direction from the Board of the Trust and act upon its directive, or take such other action as may be deemed desirable by the Board of the Trust in its sole discretion.

     8. Where permitted under applicable agreements, in lieu of paragraph 7 hereof, the Founders agree to transfer to the Partnership, for the purchase price of $100) the general partnership interest or the stock of the corporate general partner in each case where the

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

Partnership has acquired at least a 90% limited partnership interest in a real estate limited partnership, and the corporate general partner is owned by a Founder. The form of the transfer shall be at the election of the Partnership. Any such transfer shall be made immediately upon request of the Partnership.

     9. In each case where the Partnership has acquired at least a majority limited partnership interest in a real estate limited partnership, and the corporate general partner of such partnership is owned by a Founder, the Founder shall cause the corporate general partner to waive the right to receive annual administrative fees, disposition fees or any other type of fees to which the corporate general partner is entitled under the terms of the applicable partnership agreement; provided, however, that the Partnership may in lieu of such waiver request and receive an assignment of any such rights. In addition, the Founder shall cause such corporate general partner to assign for the benefit of the Partnership all Residual Economic Benefits to which such corporate general partner is entitled under the applicable partnership agreement.

     10. This Agreement is binding upon the parties and their respective successors and assigns.

     11. This Agreement is effective as of the day first above written, and memorializes undertakings made at or before such date. Delaware law shall govern this Agreement. Venue for enforcement or interpretation of the terms hereof shall lie exclusively in the State or Federal Courts located in Palm Beach County, Florida.

     12. Each Founder acknowledges that he has acquired the Founders' Units for investment purposes only.


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

     IN WITNESS WHEREOF, the undersigned have signed this Subscription Agreement on their own behalf or on behalf of the undersigned entity, as the case may be, as of the date first above written.

                                              FOUNDERS:


                                               /s/ Gregory K. McGrath
                                               ---------------------------------
                                                   Gregory K. McGrath


                                               /s/ Robert S. Geiger
                                               ---------------------------------
                                                   Robert S. Geiger


                                              TRUST:

                                              BARON CAPITAL TRUST

                                              By /s/ Gregory K. McGrath
                                                 -------------------------------
                                                     Gregory K. McGrath
                                                     Chief Executive Officer


                                              PARTNERSHIP:

                                              BARON CAPITAL PROPERTIES, L.P.

                                              By /s/ Gregory K. McGrath
                                                 -------------------------------
                                                     Gregory K. McGrath
                                                     Chief Executive Officer





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